Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is entered into between Drilling Tools International, Inc., a Louisiana corporation (the “Company’’), and Michael Wayne Domino, Jr. (“Employee”) effective as of April 1, 2017 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company is a wholly-owned subsidiary of Drilling Tools International Holdings, Inc., a Delaware corporation (“Parent”);

WHEREAS, Employee is a party to that certain Stock Purchase and Contribution Agreement dated January 27, 2012, by and among Parent, the Company and the holders listed on the signature page thereto (the “Purchase Agreement”); and

WHEREAS, the Company desires to employ Employee pursuant to the terms and conditions set forth in this Agreement, and Employee desires to be employed by the Company pursuant to such terms and conditions.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein and in the Purchase Agreement, the Company and Employee agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1    Term of Employment. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, subject to the terms and conditions of this Agreement, beginning as of the Effective Date and continuing until the third anniversary of the Effective Date (the “Initial Term”). Employee’s employment with the Company will continue for successive one-year periods after the end of the Initial Term (each such one-year period a “Renewal Term” and collectively with the Initial Term, the “Term”), subject to the terms and conditions of this Agreement, unless either party hereto has given written notice to the other party of its intent not to renew this Agreement at least sixty (60) days prior to the end of the then current Term (the “Non-Renewal Notice”). During any Renewal Term, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless otherwise agreed to in writing by the parties.

1.2    Duties. Employee shall be employed by the Company as the Vice President in a key role as designated by the President of the Company. In addition, Employee shall have such other authorities, responsibilities and duties of an executive, managerial or administrative nature as determined by the President and board of directors of Parent (the “Board”) from time to time. Employee shall at all times comply with the reasonable policies and procedures of the Company as in effect from time to time. While employed hereunder, Employee shall devote his full time and attention during normal business hours to the business affairs of the Company and use Employee’s best efforts to perform faithfully and effectively Employee’s duties and responsibilities and Employee shall not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior consent of the Board, which shall not be unreasonably withheld. It shall not be a violation of the immediately preceding sentence for Employee to (i) serve on civic or charitable boards or committees or (ii) manage personal investments, in each case so long as such activities do not significantly interfere with the performance of Employee’s duties and responsibilities as an employee of the Company under this Agreement. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty to act at all times in the best interests of the Company. In keeping with such duty, Employee shall make full disclosure to the Company of all business opportunities pertaining to Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the Company’s business.

ARTICLE II

COMPENSATION AND BENEFITS

2.1    Base Salary. During the Term the Company shall pay Employee an annual base salary not less than $220,000 (the “Base Salary”), which shall be paid in accordance with the Company’s standard payroll practice or as otherwise mutually agreed in a manner that does not cause Base Salary to constitute “nonqualified deferred compensation” pursuant to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). The Base Salary may be increased from time to time in the sole discretion of the President/CEO and Board.

2.2    Bonus. As additional compensation for the performance of Employee’s duties under this Agreement, Employee shall be eligible for an annual bonus (“Bonus”), the payment and amount of which, if any, shall be within the sole discretion of the Board. The target Bonus for each calendar year will be 25% to 125% of the amount of the Base Salary (the “Target Bonus”) paid in such calendar year as determined by the Board, in its sole discretion, provided that the actual Bonus for each calendar year, if any, shall be determined by the Board in its sole discretion. Any Bonus payable with respect to calendar year 2017 will be prorated. The Board shall consider whether to grant Employee a Bonus in respect of a calendar year within one hundred twenty (120) days after the end of such calendar year. If the Board determines to grant Employee a Bonus in respect of a calendar year, then such Bonus shall be paid within thirty (30) days after such determination.

2.3    Equity Compensation. In addition to the compensation set forth in Sections 2.1 and 2.2, Employee shall be eligible to receive stock options, restricted stock awards or such other equity compensation pursuant to the policies and/or plans adopted from time to time by the Board in its sole discretion. The terms and conditions of any such stock options, restricted stock awards or other equity compensation shall be set forth in the governing documents entered into between Employee and the Company in connection therewith.

2.4    Tax Withholding. The Company may withhold from any compensation, benefits or amounts payable to Employee all amounts (including social security contributions and federal income taxes) required to be withheld pursuant to any applicable law.

2.5    Reimbursement of Business Expenses. Employee shall be reimbursed by the Company for reasonable travel, lodging, meals, customer entertainment and other expenses incurred by him in connection with performing his duties hereunder subject to, and documented in accordance with, the Company’s policies in effect from time to time.

2.6    Employment Benefits. Employee shall be entitled to payment by the Company of the premium for Employee’s health insurance under the Company’s group health plan, four (4) weeks of vacation per year, sick pay, other paid and unpaid days off from work and other benefits made available to other executive officers of the Company (the “Benefits”) pursuant to policies and/or plans adopted from time to time by the Company, which Benefits will, when appropriate, be prorated in any calendar year during which the Employee is employed for less than the entire year (with such proration to be based on the number of days in such calendar year during which he is employed by the Company). If available on commercially reasonable terms, Employee shall be the beneficiary of a disability income insurance policy paid for by the Company that provides for annual income in an amount equal to the Base Salary. The Company shall provide Employee with a Company vehicle or vehicle allowance (i) suitable for Employee’s position and responsibilities as set forth herein, (ii) in accordance with the Company’s vehicle policy and (iii) as approved by the President of the Company. Except as otherwise specifically provided in this Agreement, Employee is not entitled to any fringe benefits, additional compensation or perquisites including, without limitation, reimbursement for personal expenses, health club membership and spousal compensation. Employee shall be responsible for payment of the premium for health insurance coverage for his spouse and dependents under the Company’s group health plan. Notwithstanding anything in this Agreement to the contrary, the Company shall not by reason of this Agreement be obligated to institute, maintain or refrain from changing, amending or discontinuing, any benefit plan or program, so long as such changes are similarly applicable to employees of the Company generally.

Company will also continue to pay Key Man Life Insurance premiums for the duration of this agreement for insured amounts of $3.0 million of death benefit paid to the beneficiary as designated by employee.

2.7    Indemnification. The Company shall, to the fullest extent permitted by applicable law and the Company’s Bylaws, indemnify, defend and hold harmless Employee from and against any and all claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs and expenses (including court costs and reasonable attorneys’ fees) arising from any action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative) made against Employee by any person other than the Company or Parent in connection with or related to his service of the Company regardless of whether the Term of the Agreement has expired or Employee’s employment has terminated under the Agreement.

ARTICLE III

TERMINATION PRIOR TO EXPIRATION AND EFFECTS OF SUCH TERMINATION

3.1    Termination by Company. The Company shall have the right to terminate Employee’s employment at any time prior to the expiration of the Term:

(a) for Cause, upon the determination by the Company that Cause exists for termination of Employee’s employment (a “Termination for Cause”). As used herein, “Cause” means (i) Employee’s gross negligence or willful misconduct in connection with the performance of Employee’s duties; (ii) Employee’s commission of, or plea of no contest to, a felony or a crime involving moral turpitude; (iii) Employee’s willful refusal without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement or to otherwise fail or refuse to abide by and comply with the Company’s lawful policies and procedures (including those contained in any employment manual, as amended from time to time, made available to Employee); (iv) Employee’s material breach of any material provision of this Agreement or the Stockholders’ Agreement of Parent (the “Stockholders’ Agreement”); (v) alcohol abuse or illegal drug use by Employee that is determined by the Board acting in good faith to materially impair Employee’s ability to perform his duties and responsibilities hereunder; or (vi) Employee’s engagement in any activity that constitutes a conflict of interest between Employee and the Company, without disclosure to and the consent of the Board, if such activity results or is reasonably likely to result in material damage to the Company. Prior to terminating Employee’s employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.l(a). the Company shall provide Employee with a written notice of its intent to terminate his employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.l(a). Such written notice shall specify the particular act or acts or failure or failures to act that form(s) the basis for the decision to so terminate Employee’s employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.l(a). If such acts or failures may reasonably be remedied or cured, and if such acts or failures have not been the subject of a previous notice under this Section 3. The Employee shall have thirty (30) days following the receipt of the notice required under this Section 3.l(a) to effect that remedy or cure. Upon or after the Company’s issuance of the notice of intent to terminate Employee’s employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.l(a). the Company may suspend Employee with pay pending the Company’s decision whether to proceed with the termination;

(b) for any reason other than Cause or a Disability Termination (a “Termination Without Cause”); or

(c) if Employee becomes unable to substantially perform, with reasonable accommodation, Employee’s duties as a result of a physical or mental impairment, as determined by a physician selected by Employee and approved by the Company, for a period of 180 days in any 360 day period (a “Disability Termination”).

3.2	Termination by Employee.

(a) Employee shall have the right to terminate Employee’s employment at any time prior to the expiration of the Term for no reason (a “Voluntary Resignation”) or for Good Reason (a “Good Reason Termination”). For purposes of this Agreement, “Good Reason” means any of the following actions if taken without Employee’s prior consent:

(i)	The Company’s failure to pay Employee any amounts otherwise vested and due under this Agreement in accordance with this Agreement;

(ii)	A reduction in the then current base salary or title of Employee;

(iii)	A material reduction in the authority, duties or responsibilities of Employee;

(iv)	The Company’s requirement that Employee report to any person other than the President of the Company

(v)

The failure of any successor or assignee to all or substantially all of the assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place;

(vi)	The Company’s requirement that Employee relocate to any place other than the Houston, Texas greater metropolitan area; or

(vii)	Any material breach by the Company of this Agreement.

Any termination of employment by Employee that is not a Good Reason Termination shall constitute a Voluntary Resignation.

(b) To exercise his right to terminate for Good Reason, Employee must provide written notice to the Company within thirty (30) days after an event that Employee believes constitutes “Good Reason,” and such notice shall describe the circumstance believed to constitute Good Reason, or Employee will have and will be deemed to have waived his right to terminate his employment for Good Reason for any such event. Employee’s Good Reason Termination must be effective no later than 2 years following the event that Employee believes constitutes Good Reason. Employee may not terminate his employment for Good

Reason if the Company cures such event within thirty (30) business days after receiving Employee’s notice of the event that Employee believes constitutes Good Reason.

3.3    Termination upon Death. Employees employment shall terminate automatically upon his death.

3.4    Obligations Due Upon Termination for Cause. Upon a Voluntary Resignation, a Termination for Cause, a termination due to Employee’s death or if Employee delivers a Non-Renewal Notice, Employee shall be paid (i) the accrued and unpaid portion of Employee’s Base Salary through the date of Employee’s termination of employment (the “Compensation Payment”), (ii) any accrued but unused vacation days for the calendar year in which Employee’s termination of employment occurs (the “Vacation Payment”) and (iii) any reimbursement for business travel and other expenses to which Employee is entitled under Section 2.5 (the “Reimbursement”), in each case in accordance with the Company’s standard payroll practice; however, except as provided in this Section 3.4, Employee shall not be entitled to any future compensation or benefits which would otherwise have been provided pursuant to this Agreement had the Term continued following such termination of employment, including, without limitation, any bonuses, incentive compensation, stock option or other equity based award that is not vested or payable pursuant to its terms at the date of such termination of employment. Upon a Voluntary Resignation, a Termination for Cause or if Employee delivers a Non -Renewal Notice, Employee (and his assigns and transferees) shall (i) forfeit any unvested stock options, restricted stock or unit awards and other equity based awards granted by the Company or its Affiliates to Employee (collectively, “Unvested Equity Awards”) and (ii) be entitled to retain any vested stock options, restricted stock or unit awards and other equity based awards granted by the Company or its Affiliates to Employee (collectively, “Vested Equity Awards”), subject to the repurchase provisions of the Stockholders’ Agreement and any other applicable grant documents or plan. Upon a termination due to Employee’s death, Employee shall (i) be immediately vested in any outstanding Unvested Equity Awards and (ii) be entitled to retain any Vested Equity Awards that are vested as of the date of such termination subject to, in the case of clauses (i) and (ii) of this sentence, the repurchase provisions of the Stockholders’ Agreement and any other applicable grant documents or plan. As used in this Agreement, “Affiliate” means with respect to any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity (each, a “Person”), another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person; as used herein, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3.5    Obligations Due Upon Termination Without Cause. Upon a Termination without Cause, a Disability Termination, a Good Reason Termination or if the Company delivers a Non-Renewal Notice, then Employee shall be paid (a) (i) the Compensation Payment, the Vacation Payment and the Reimbursement and (ii) an amount equal to 50% of Employee’s Base Salary in effect immediately prior to his termination of employment, multiplied by a fraction, the numerator of which is the number of days during the calendar year up to and including the termination of employment and the denominator of which is 365 (the “Prorated Bonus”), in each case paid in accordance with the normal payroll practices of the Company, and (b) for a period of fifteen (15) months following the date of termination, beginning in the first month following the termination of employment, an amount each month equal to the Monthly Severance Amount (as defined below), payable each month in accordance with the normal payroll practices of the Company (the Prorated Bonus and the amounts payable under this Section 3.5(b) are “Severance Payments”). In addition, upon a Termination without Cause, a Disability Termination, a Good Reason Termination or if the Company delivers a Non-Renewal Notice, the Company shall, for a period of fifteen (15) months following the date of termination, pay the premium for Employee’s health insurance under the same group health insurance policy(ies) that is (are) provided to employees of the Company, subject to the terms of and to the extent permitted by the Company’s group health insurance policy(ies), the standard terms of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and Employee making appropriate elections to participate in such coverage (such payments, the “Severance Benefits”). The “Monthly Severance Amount” shall equal (i) 150% of Employee’s Base Salary in effect immediately before the termination of Employee divided by (ii) twelve (12). Upon a Termination without Cause, a Good Reason Termination or a Disability Termination, Employee shall (a) be immediately vested in any outstanding Unvested Equity Awards as of the date of such termination and (b) be entitled to retain any Vested Equity Awards as of the date of such termination, subject, in the case of clauses (a) and (b) of this sentence, to the repurchase provisions of the Stockholders’ Agreement and any other applicable grant documents or plan. If the Company delivers a Non-Renewal Notice, Employee (and his assigns and transferees) shall (i) forfeit any Unvested Equity Awards as of the first day after the Term in which such Non-Renewal Notice is delivered and (ii) be entitled to retain any Vested Equity Awards, subject to the repurchase provisions of the Stockholders’ Agreement and any other applicable grant documents or plan. Employee shall not be entitled to receive any Severance Payments or Severance Benefits pursuant to this Section 3.5, and shall forfeit any Unvested Equity Awards held by him, unless within sixty (60) days following his termination of employment during Employee’s lifetime (or, if later, within thirty (30) days of the Company providing notice to Employee that he is required to deliver a release pursuant to this sentence) and provided that Employee is alive and competent to do so, Employee has executed (and not revoked) and delivered to the Company a general release of all claims that Employee may have or assert against the Company and its Affiliates relating to Employee’s employment and the terms hereunder in the form attached hereto as Exhibit A. If the Company has notified Employee that Employee’s employment with the Company has been terminated for Cause, then Employee will not be obligated to provide the release contemplated by this Section 3.5 and shall not, solely as a result of Employee’s failure to have provided the release contemplated by this Section 3.5, if it is subsequently determined that Employee was not properly terminated for Cause, forfeit or lose his right to receive any Severance Payments, Severance Benefits or other rights pursuant to this Section 3.5, and shall not forfeit or lose any Unvested Equity Awards held by him as of the date of such termination.

3.6    Offsets. In all cases, the compensation payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans and policies of the Company or its Affiliates that would be aggregated with this separation pay plan under Section 409A regulations.

3.7    Continuation of Benefits. Notwithstanding any inference to the contrary in this Article III or elsewhere in this Agreement, upon any termination of Employee’s employment with the Company, Employee and Employee’s spouse shall have the right (at their option), with Employee and his spouse being responsible for the applicable premium, to continue to be covered under the same group health insurance policy(ies) that is (are) provided to employees of the Company, with such coverage remaining in effect for a minimum of six (6) months, but terminable earlier at the option of Employee or his spouse, subject to the terms of and to the extent permitted by the Company’s group health insurance policy(ies), the standard terms of COBRA. and Employee making appropriate elections to participate in such coverage. The Company shall notify Employee of his rights under this Section 3.7 within thirty (30) days of a termination of employment, provided that any notice provided to Employee in accordance with COBRA shall satisfy the Company’s notice obligation for all purposes under this Section 3.7. Employee shall notify the Company of his and his spouse’s election to obtain the coverage provided by this Section 3.7 no later than sixty (60) days after termination of Employee’s employment with the Company.

3.8    Continuing Obligations. Termination of the employment relationship pursuant to Sections 3.1, 3.2 and 3.3 above, or pursuant to the delivery of a Non-Renewal Notice, shall not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee’s obligations under Article IV.

ARTICLE IV

COVENANTS OF EMPLOYEE

4.1	Confidential Information.

(a) Employee recognizes that his employment by the Company is one of the highest trust and confidence because Employee has and will acquire knowledge of, and become fully familiar with, all aspects of the Company’s business during the term of this Agreement, including proprietary and confidential information that is special and of critical value to the Company. Employee acknowledges (i) that the Company owns and utilizes certain Confidential Information, (ii) that any Confidential Information existing on the Effective Date is owned by the Company and (iii) that he has no rights, interests or entitlements thereto. Employee acknowledges that hardship, loss or irreparable injury and damage could result to the Company if any Confidential Information were imparted to or became known by any Person engaging in a business in competition with that of the Company, the measurement of which hardship, loss or irreparable injury would be difficult if not impossible to ascertain. Therefore, Employee agrees that it is necessary for the Company to protect its business from such damage, and Employee further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both Employee and the Company, to protect the Company against such damage and shall apply to and be binding upon Employee as provided herein. For purposes of this Agreement, “Confidential Information” shall mean any and all information regarding past, current and prospective customers, suppliers, service providers, investors and Affiliates, employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes, including designs and specifications; procurement procedures, pricing and pricing techniques, including contact names, services provided, pricing, type and amount of services used; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.

(b) Employee agrees and covenants to use his best efforts and exercise utmost diligence to protect and safeguard the Confidential Information. Employee further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, Employee shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for Employee’s own benefit or for the benefit of another, or disclose, disseminate or distribute to another, any Confidential Information (whether or not· acquired, learned, obtained or developed by Employee alone or in conjunction with others). All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by Employee during the term of this Agreement related to Employee’s employment or performance hereunder, arising out of, in connection with, or related to any business of the Company, including, but not limited to, Confidential Information, are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by Employee immediately, without demand, upon the termination of this Agreement, or at any time upon the Company’s demand. The Company acknowledges that other employees have access to the Confidential Information.

(c) The obligations of Employee regarding Confidential Information shall not apply if (i) it was generally known (including information that is publicly available) in the industries in which the Company engages or may engage prior to disclosure, (ii) such disclosure comes into the public domain (including the industries in which the Company engages or may engage) through no fault of the Employee, or (iii) such disclosure is required by law or compelled by court order.

4.2	Non-Solicitation; Non-Competition.

(a) Employee covenants that, during the term of this Agreement and for a period of three (3) years following the termination of Employee’s employment with the Company under this Agreement (together, the “Non -Solicitation Period”), he will not, either directly or indirectly, for himself or on behalf of any other Person, solicit for employment, or otherwise encourage the departure of, an individual who was or is employed or engaged by the Company during the Non-Solicitation Period

(b) Employee hereby covenants and agrees that, during the Non-Solicitation Period, Employee will not, directly or indirectly, engage in either of the following activities in any county or parish in which the Company or any of its Affiliates operates in North America or within a two hundred and fifty (250) mile radius surrounding any operations off the shores of North America or in the areas, states, counties, parishes or provinces otherwise set forth in Exhibit B as of the Effective Date or during the Non -Solicitation Period, including, but not limited to, the counties and parishes in California, Louisiana, Texas and Wyoming set forth in Exhibit B (collectively, the “Restricted Area”) in the business of renting drill collars, stabilizers, sub-assemblies and flow valves to participants in the oil and natural gas exploration and production industry or any other business in which the Company is engaged during the Non-Solicitation Period (the “Business”):

(i)	carry on or engage, on such Employee’s own behalf or on behalf of any other Person, in the Business; or

(ii)	own, manage, operate, control, be employed by or participate in the management, ownership, operation or control of, or be connected in any manner with, any business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) engaged in a business that is the same as or substantially similar to the Business.

Notwithstanding the foregoing, Employee shall be permitted to acquire as a passive investment not more than 10% of the outstanding equity securities of any company engaged in such competitive activities, the equity securities of which are traded on a national securities exchange.

Employee hereby acknowledges that he has and will acquire knowledge of certain business contacts and information regarding the Company’s clients, customers and certain Persons whom the Company has identified as prospective clients and customers. During the Non-Solicitation Period, Employee shall not, directly or indirectly, for himself or on behalf of any other Person, solicit the sale or lease of goods, services or a combination of goods and services that are the same as or substantially similar to those offered or provided by the Company in the Business during the Term and preceding termination of Employee’s employment with the Company from

(i) any established customer of the Company or (ii) any prospective customer of the Company with which the Company had contact during the Non-Solicitation Period.

(c) If Employee is found to have breached any promise made in this Section 4.2 during the Non-Solicitation Period, the Non-Solicitation Period will be extended by a month for each month in which Employee was in breach so that the Company is provided the benefit of the full three -year period.

4.3    Intellectual Property. Employee agrees that all Inventions in the Field (as defined below) shall be the sole and exclusive property of the Company and Employee agrees, on his behalf and on behalf of his heirs, assigns and representatives, to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field, together with all United States and foreign rights with respect thereto, and, at the Company’s expense, to execute, acknowledge and deliver all papers and to do any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, ·copyrights, trademarks or other intellectual property rights and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights. In the event the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Employee’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of his physical or mental incapacity, or for any other reason whatsoever, Employee irrevocably designates and appoints the Secretary of the Company as Employee’s attorney-in-fact to act on Employee’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark. Employee agrees to fully and promptly disclose to the Company any Inventions in the Field. For purposes of this Agreement, the “Inventions in the Field” shall mean any and all inventions, developments, applications, techniques, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, business processes, secret processes, know-how and all other intellectual property, whether or not patentable or constituting a copyright or trademark and whether reduced to practice or not, which Employee has previously or may in the future create, conceive, develop or make, either alone or in conjunction with others (whether on or off the Company’s premises or during or after normal working hours) and related or in any way connected with the Company, its strategic plans, products, processes, apparatus or business now or hereafter carried on by the Company. Employee represents, warrants and covenants on the date hereof that (i) he does not have any applications for patents or copyright registrations pending, either domestic or foreign, (ii) his performance of the foregoing disclosure and assignment provisions will not breach any invention assignment or proprietary information agreement with any former employer or other party, and (iii) there is no invention or works or authorship now in his possession which he will claim to be excluded herefrom.

4.4    Assistance in Litigation. After the Term and for so long as HHEP- Directional, L.P., a Delaware limited partnership, and its Affiliates own, directly or indirectly, more than 50% of the outstanding common stock of the Company, Employee shall, upon reasonable notice, furnish such information and assistance to the Company or any of its Affiliates as may reasonably be requested by the Company in connection with any litigation in which the Company or any of its Affiliates is, or may become, a party. The Company shall reimburse the Employee for all reasonable out-of-pocket expenses, including travel expenses, incurred by the Employee in rendering such assistance, but shall have no obligation to compensate the Employee for his time in providing information and assistance in accordance with this Section 4.4.

4.5    Survival. Each covenant of Employee set forth in this Article IV shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenant.

4.6    Specific Performance; Invalidity. The Company and Employee agree that it would not be possible to measure in monetary terms the damages which the Company would incur if any Employee breaches his obligations under this Article IV. Therefore, if the Company, after a breach by Employee, lawfully institutes any action or proceedings to enforce its rights hereunder, Employee agrees not to assert, and hereby forever waives, the claim or defense that the Company has an adequate remedy at Law. In the event of a breach of this Article IV, Employee further agrees, upon order of a Court and so long as the Company is not in breach of this Agreement, to reimburse the Company for all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing its rights hereunder. If Employee violates any of the covenants set forth in this Article IV, prior to a breach by the Company of this Agreement, the Company will suffer irreparable damage and shall be entitled to specific performance, full injunctive relief or such other relief as may be provided at law or in equity together with such damages as may be provided at law or in equity.

Insofar as the covenants set forth in this Article IV are concerned, Employee specifically acknowledges and agrees as follows: (i) he is receiving a substantial benefit as a result of this Agreement and the Purchase Agreement; (ii) he will be receiving cash payments; (iii) the Business is highly competitive and the assets of the Company, including goodwill, customer contacts, potential revenue and customer lists, are valuable, as used by the Company in the Business and that protection against competition is of critical importance to the Company; (iv) the covenants are reasonable and necessary to protect the Confidential Information and goodwill and the operation and the Business; (v) the time duration of the covenants and the geographical area limitations of the covenants are reasonable and necessary to protect the Confidential Information and the goodwill and operation of the Business; and (vi) the covenants are not oppressive to Employee and do not impose a greater restraint on Employee than is necessary to protect the Confidential Information and the goodwill and operation of the Business.

It is the express intention of Employee and the Company to comply with all Laws which may be applicable to the covenants in this Article IV. Consequently, Employee and the Company hereby specifically agree that, if any Court shall determine any covenant contained in this Article IV to be effective in any particular area or jurisdiction only if such covenant is modified to limit its duration or scope, such covenant may be reformed or modified by the judgment or order of such Court to reflect a lawful and enforceable duration or scope. Such covenant automatically shall be deemed to be amended and modified with respect to that particular area or jurisdiction so as to comply with the judgment or order of such Court and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written. If any Court shall hold any covenants contained in this Article IV to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this provision, such covenant automatically shall be deemed to be amended so as to eliminate therefrom that particular area or jurisdiction as to which such covenant is so held void or otherwise enforceable and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.

4.7    Material Inducement. For the purposes of this Section 4.7, references to the “Company” shall include the Company and its Affiliates. Employee hereby acknowledges that Employee’s agreement to be bound by the protective covenants set forth in this Article IV was a material inducement for Parent and the Company entering into this Agreement and the Purchase Agreement and agreeing to pay the Employee the compensation and benefits set forth herein and making the payments contemplated pursuant to the Purchase Agreement. Further, Employee understands the foregoing restrictions may limit his or her ability to engage in certain businesses during the period of time provided for, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement and the Purchase Agreement to justify such restriction and Employee represents and warrants that the knowledge, skills and abilities he possesses at the time of commencement of employment hereunder are sufficient to permit him, in the event of termination of his employment hereunder, to earn a livelihood satisfactory to himself without violating any provision of this Article IV. Nothing in this Article IV shall confer upon Employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which, subject to the terms of this Agreement, are hereby reserved, to discharge Employee at any time for any reason whatsoever, with or without cause.

ARTICLE V

MISCELLANEOUS

5.1    Notices. For purposes of this Agreement, all notices and other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Drilling Tools International, Inc. Attn:

Chief Executive Officer 3701 Briarpark -

Suite 150

Houston, Texas 77042

Email: wayne.prejean@drillingtools.com

Veda.ragsdill@drillingtools.com

With a copy to (which copy shall not constitute notice): Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002 Attention:

William S. Anderson

Facsimile: (713) 437-5370

With a copy to (which copy shall not constitute notice): Hicks Equity Partners LLC

Attention: Curt Crofford, Rick Neuman, Lori McCutcheon, Genee Darden

100 Crescent Court, Suite 1200

Dallas, Texas 75201

Facsimile: (214) 615-2236

If to Employee, to the address last shown on the Company’s records.

Either the Company or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.2    Expenses. Each of the parties hereto shall bear such party’s own attorneys’ fees and other expenses incurred in connection with the negotiation and preparation of this Agreement.

5.3    Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed exclusively by and in accordance with the laws of the State of Texas without regard to the conflict of law principles thereof. Exclusive venue of any dispute relating to this Agreement or Employee’s employment with or separation from employment with Employer shall be, and is convenient in, Harris County, Texas. The Parties agree to waive any challenge to the application of Texas law or of Harris County venue to any dispute or claim arising from or related to this Agreement.

5.4    Arbitration. Any and all controversies between the parties relating to this Agreement (each, a “Disputed Issue”) shall be submitted to mediation by a party’s giving written notice to such effect to the other party. During the 90 day period following the service of such notice, the parties shall attempt in good faith to settle the Disputed Issues by non-binding mediation in Houston, Texas, using a mediator upon which they jointly agree. Either party may submit any Disputed Issues not resolved during such 90 day period to binding arbitration in Houston, Texas by a party’s giving written notice to such effect to the other party and the Houston, Texas office of the American Arbitration Association (“AAA”). If the parties involved in the controversy cannot agree within 15 days from service of such notice of binding arbitration upon the other party in accordance with the terms of this Agreement upon the selection of a single arbitrator, the arbitrator shall be selected or designated by the AAA upon the written request of either party. Such arbitrator must be a member of the State Bar of Texas actively engaged in the practice of law. Arbitration of such Disputed Issues shall be conducted in accordance with the Employment Law rules of AAA. The decision of the arbitrator shall be final and binding upon all parties and shall be enforceable in a court of competent jurisdiction. The arbitration award shall be in writing, delivered within five (5) business days of the hearing and shall specify the factual and legal bases for the award. Each party shall bear all costs and expenses incurred by it in connection with any mediation and arbitration; provided, that, the arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys’ fees and expenses) of any such mediation and arbitration. Notwithstanding anything herein to the contrary, a party may apply to a court of competent jurisdiction for injunctive relief in respect to a breach or threatened breach hereof.

5.5    No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.6    Invalidity. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any Person, association or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any Person, association or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

5.7    Assignment. This Agreement shall be binding upon and inure to the benefit of the Company. The Company may assign this Agreement to any other Person which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation or otherwise. Employee’s rights and obligations under Agreement hereof are personal and such rights, benefits and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

5.8    Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), by the Company, with the consent of Employee, in such manner as the Company and Employee agree reasonably and in good faith to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of Employee’s termination of employment, Employee is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided by the Company) until the date that is six months following the date of Employee’s termination of employment (or the earliest date as is permitted under Code Section 409A), (b) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, then such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax, (c) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Employee under this Agreement based on termination of employment until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A, and (d) to the extent permitted by Code Section 409A, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. Employee shall not have any right to determine a date of payment of any amount under this Agreement. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Employee under this Agreement, if any, shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to Employee) under this Agreement shall not be subject to liquidation or exchange for another benefit. Employee acknowledges and understands that neither the Company nor any employee or agent of the Company has provided Employee any tax advice regarding this Agreement, amounts payable under this Agreement, or Section 409A and that the Company has urged Employee to seek advice from Employee’s own tax advisor regarding the tax consequences of this Agreement to Employee.

5.9    Entire Agreement; Amendments. This Agreement replaces in full all previous agreements and discussions pertaining to the nature of Employee’s employment relationship with the Company and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement or promise relating to the employment of Employee by the Company that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board. The Employee represents and warrants that he is not a party to or bound by any other agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict his ability to be employed by the Company, or his ability to compete freely with other Persons in connection with the business of the Company. Employee has no existing or current employment agreement. By Employee’s execution below, Employee acknowledges that Employee has received a copy of the Stockholders’ Agreement as currently in effect and has had ample time to review such agreement with counsel.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement in multiple originals, effective for all purposes as of the Effective Date.

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.
Signature:	/s/ R. Wayne Prejean
Name: R. Wayne Prejean
Title: President & Chief Executive Officer
EMPLOYEE

/s/ Michael W. Domino
Michael Wayne Domino